[ORTHOFIX LOGO]

                                                         For Immediate Release

For Further Information:
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Charles W. Federico                             Thomas Hein
Group President & CEO                           CFO
Orthofix International NV                       Orthofix International NV
704-948-2600                                    704-948-2600




               ORTHOFIX EXPANDS CONTROL OF OVERSEAS OPERATIONS BY
                     ACQUIRING 100% OF ITS U.K. DISTRIBUTOR

HUNTERSVILLE, N.C., March 4, 2003 - Orthofix International N.V. (NASDAQ: OFIX) today announced that it will complete a Share Purchase Agreement to acquire the remaining forty-eight percent (48%) minority interest in its U.K. distribution company, Intavent Orthofix Limited (IOL). Orthofix will purchase the forty-eight percent shareholding from Intavent Limited (Intavent), the only other shareholder in IOL besides Orthofix, for a cash purchase price of $20,450,000. Orthofix will use cash on hand to complete this purchase.

Commenting on the acquisition, Charlie Federico, Group President and CEO, said, "This is a continuation of our strategy to gain 100% control of Orthofix operations in major markets around the world. The UK now joins the U.S., France and Italy as a wholly owned subsidiary of Orthofix with a direct sales force. This control allows us to implement our strategy of worldwide marketing but local selling more effectively. Along with fortifying our already strong balance sheet and excellent market share, an added bonus of the acquisition of IOL is the outstanding management team already in place who have been successful at competing for market share. We will ask them to lead the way in the implementation of our growth plans for our European operations."

IOL is a fully consolidated subsidiary of Orthofix. In 2002, its sales were $20.3 million and net income was $3.5 million before a $1.7 million ($0.12 per share) minority interest deduction. In addition, IOL currently holds approximately $11.9 million in cash. On its Balance Sheet, Orthofix will record a reduction in minority interest obligation of $9.9 million, and an increase in intangibles and goodwill of $10.5 million against the payment of the purchase price. Federico added, "It is important to note that our balance sheet remains very strong after this transaction, particularly our cash position at $28 million with no debt, and we continue to generate cash from operating activities. As a result, this strategic acquisition does not hamper our ability to make further desirable acquisitions, if we choose."

Since this transaction involves a 'related' party, Mr. Robert Gaines-Cooper, the Board commissioned an outside firm to do an appraisal and subsequent valuation of IOL. Upon completion of negotiations and due diligence, the Board voted unanimously to approve this transaction.

Orthofix International NV is an international corporation, which develops, produces and markets innovative products in the medical device sector. Its products include the Orthofix(R) external fixation range for fractures and limb reconstruction, Spinal-Stim(R) Lite for the enhanced healing of spinal fusions, Physio-Stim(R) Lite for the healing of un-united fractures, the OSCAR(R) ultrasonic bone cement removal system for hip revision procedures, the A-V Impulse System(R) for enhancing venous circulation, and the Orthofix(R) Tibial and Femoral Nails with their patented targeting system. For more information, please visit our corporate website at http://www.orthofix.com.

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Certain of the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including, without limitation, the successful integration of the required company, and the impact of competitive products and other risks and uncertainties. These are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 20-F for the year ended December 31, 2001, filed with the United States Securities and Exchange Commission (the "SEC") and the Company's quarterly press release which is available to shareholders and furnished to the SEC on Form 6-K).

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